Exhibit 10.1
CONFIDENTIAL SETTLEMENT AGREEMENT

This Confidential Settlement Agreement (the “Agreement”), dated September 4, 2026 is entered into by and among Cardlytics, Inc. (“Cardlytics”) and Amit Jain (“Mr. Jain”). Cardlytics and Mr. Jain shall each be referred to herein as a “Settling Party,” and collectively as the “Settling Parties.”

WHEREAS, on November 20, 2014, Bridg, Inc. (“Bridg”) entered into a Director Indemnification Agreement with Mr. Jain (the “Indemnification Agreement”);

WHEREAS, on April 12, 2021, Cardlytics executed an Agreement and Plan of Merger with Bridg (the “Merger Agreement”), pursuant to which Cardlytics acquired Bridg by merger and assumed all of Bridg’s obligations under the Indemnification Agreement, including pursuant to Section 4.5 of the Merger Agreement;

WHEREAS, DailyGobble, Inc. filed a lawsuit against Mr. Jain and others captioned DailyGobble, Inc. v. Amit Jain, et al., No. 22STCV15317, in the Superior Court of the State of California (the “DailyGobble Action”);

WHEREAS, Scottsdale Insurance Company filed a declaratory judgment action captioned Scottsdale Insurance Co. v. Amit Jain, C.A. 2:24-cv-09352 (C.D. Cal.), and Mr. Jain filed a separate action captioned Jain v. Scottsdale Insurance Co., C.A. 2:26-cv-03524 (D. Del.) (collectively, the “Scottsdale Actions”);

WHEREAS, the subject matter of the Scottsdale Actions concerns the availability of director and officer insurance coverage for Mr. Jain’s expenses and settlement of the DailyGobble Action;

WHEREAS, the DailyGobble Action was resolved through settlement, under which Mr. Jain’s portion of the settlement was Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the “DailyGobble Settlement”);

WHEREAS, in connection with the DailyGobble Action and the Scottsdale Actions, Mr. Jain has been represented by: Cooley LLP (“Cooley”), Michelman & Robinson, LLP (“Michelman”), Cohen Ziffer Frenchman & McKenna LLP (“Cohen Ziffer”), Weil, Gotshal & Manges LLP (“Weil”), and Potter Anderson & Corroon LLP (“Potter Anderson”);

WHEREAS, Mr. Jain has asserted claims against Cardlytics in Amit Jain v. Cardlytics, Inc. (Case No. 2026-0896-TJF) (the “Delaware Action”) seeking advancement and indemnification for expenses related to the DailyGobble Action and the Scottsdale Actions;

WHEREAS, since the Delaware Action was filed on July 9, 2026, Cardlytics has received invoices from Mr. Jain for Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Cohen Ziffer, Potter Anderson, Cooley, and Weil, the amounts of which are set forth in the schedule attached hereto as Exhibit A, and has initiated payment via wire transfer to Mr. Jain or directly to those firms, as applicable; and

WHEREAS, the Settling Parties have determined that it is in their respective best interests to resolve, settle and compromise the claims in the Delaware Action.

NOW, THEREFORE, intending to be legally bound, and in consideration of the agreements set forth in this Agreement, the Settling Parties agree as follows:

1.Settlement Payment.

1.1.On or before September 4, 2026, Cardlytics shall initiate payment via wire transfer of the aggregate sum of $6,441,649.40, paid in total to Mr. Jain pursuant to payment instructions attached hereto as Exhibit B, consisting of (a) Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) representing Mr. Jain’s portion of the DailyGobble Settlement and associated borrowing costs of fifty-one thousand, six hundred sixty-three dollars and sixty cents ($51,663.60), plus (b) one million, one hundred thirty nine thousand, nine hundred eighty five dollars and eighty cents ($1,139,985.80) in satisfaction of Cardlytics’s obligation to pay Michelman’s fees incurred in representing Mr. Jain up to the date of this Agreement.

1.2.Cardlytics agrees to advance Mr. Jain’s reasonable attorneys’ fees and costs incurred in connection with the Scottsdale Actions and Delaware Action that have accrued through the date of this Agreement, pursuant to and in accordance with the terms of the Indemnification Agreement. Further, Cardlytics agrees to advance Mr. Jain’s reasonable attorneys’ fees and costs in connection with the Scottsdale Actions, Delaware Action, and the settlement of the DailyGobble Action on a going-forward basis, if any, pursuant to and in accordance with the terms of the Indemnification Agreement and the Fitracks order in the Delaware Action.

2.Assignment of Scottsdale Actions.

2.1.     As of the date of this Agreement, Mr. Jain agrees to irrevocably assign, transfer, and convey to Cardlytics all of his right, title, and interest in and to the Scottsdale Actions, except as set forth in Section 2.2 below, including without limitation: (a) all claims, causes of action, counterclaims, and defenses asserted or assertable therein; (b) all rights to prosecute, settle, dismiss, or otherwise resolve the Scottsdale Actions; (c) all rights to any judgment, award, recovery, or settlement proceeds from the Scottsdale Actions; and (d) all attorney-client privileges, work product protections, and other litigation privileges associated with the Scottsdale Actions, to the extent transferable. Mr. Jain agrees to execute such further documents and take such further actions as Cardlytics may reasonably request to effectuate this assignment, including making any filings in the Scottsdale Action to substitute parties or counsel. As of the date of this Agreement, Cardlytics shall have sole authority to direct the conduct of the Scottsdale Actions, and Mr. Jain shall cooperate reasonably with Cardlytics in connection therewith, exclusively at Cardlytics’s expense, pursuant to and in accordance with the Indemnification Agreement and relevant insurance contracts. For the avoidance of doubt, Mr. Jain shall have the right to retain independent legal counsel of his own choosing if required for his cooperation, the reasonable fees and expenses of which shall be borne exclusively by Cardlytics. In the event that Cardlytics fails or refuses to pay such fees and expenses, Mr. Jain shall have no obligation to cooperate with Cardlytics pursuant to this paragraph until such time as Cardlytics satisfies its payment obligations hereunder. In connection with this assignment, Mr. Jain represents and warrants that he has not previously assigned, pledged, or otherwise encumbered any interest in the Scottsdale Actions or the related insurance contracts, and that he has full authority to make this assignment.

2.2.    Notwithstanding the foregoing, Mr. Jain’s claims for breach of the implied covenant of good faith and fair dealing asserted in the Scottsdale Actions (the “Implied Covenant Claims”) are expressly excluded from this assignment and shall be retained by Mr. Jain. Mr. Jain agrees that, promptly following the effective assignment of the Scottsdale Actions to Cardlytics pursuant to Section 2.1, he shall dismiss the Implied Covenant Claims.

3.Dismissal of the Delaware Action.

3.1.Within two (2) business days of receipt by Mr. Jain of the settlement payment described in Section 1.1, the Settling Parties shall execute and Mr. Jain shall file in the Delaware Action the Stipulation and [Proposed] Order of Dismissal with Prejudice attached hereto as Exhibit C. The Dismissal with Prejudice filed in the Delaware Action will not preclude Mr. Jain from enforcing his rights to advancement or indemnification under the Indemnification Agreement or Delaware law for anything related to his cooperation in the Scottsdale Actions or the Fitracks order for fees and costs accrued pursuant to Section 1.2.

4.     Mutual Releases.

4.1.     Effective upon Cardlytics’s payment of the amount set forth in Section 1.1, Mr. Jain, on behalf of himself and his heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges Cardlytics, and its current and former officers, directors, employees, agents, affiliates, subsidiaries, parents, successors, and assigns (collectively, the “Cardlytics Released Parties”), from any and all claims, demands, actions, causes of action, damages, liabilities, judgments, liens, costs, expenses, and attorneys’ fees of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent, that Mr. Jain ever had, now has, or may hereafter have against the Cardlytics Released Parties, arising out of or related to the DailyGobble Action, the Scottsdale Actions, or the Delaware Action, including but not limited to any claims for advancement, indemnification, or fees-on-fees under the Indemnification Agreement related to the DailyGobble Action, the Scottsdale Actions, or the Delaware Action; provided, however, that this release shall not apply to (a) fees and costs in Section 1.2, (b) any claims for advancement or indemnification in the Scottsdale Actions and Delaware Action on a going-forward basis, if any, pursuant to and in accordance with the terms of the Indemnification Agreement and the Fitracks order in the Delaware Action; (c) any claims to enforce the terms of this Agreement, or (d) any rights to advancement or indemnification under the Indemnification Agreement or Delaware law with respect to any future proceedings that are unknown and do not exist as of the date of this Agreement.

4.2.    Effective upon Mr. Jain’s dismissal of the Delaware Action pursuant to Section 3.1, Cardlytics, on behalf of itself and its affiliates, subsidiaries, parents, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges Mr. Jain, and his heirs, executors, administrators, successors, and assigns (collectively, the “Mr. Jain Released Parties”), from any and all claims, demands, actions, causes of action, damages, liabilities, judgments, liens, costs, expenses, and attorneys’ fees of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-

contingent, that Cardlytics ever had, now has, or may hereafter have against the Mr. Jain Released Parties, arising out of or related to the Delaware Action, the DailyGobble Action, or the Scottsdale Actions; provided, however, that this release shall not apply to (a) any claims made by Mr. Jain for advancement or indemnification in the Delaware Action on a going-forward basis, if any, pursuant to and in accordance with the terms of the Indemnification Agreement and the Fitracks order in the Delaware Action, or (b) any claims to enforce the terms of this Agreement. For the avoidance of doubt, Cardlytics will not attempt to clawback anything paid pursuant to the Indemnification Agreement.

4.3.    Except as expressly set forth above, all rights under Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity, including without limitation, the federal and state governments in any country in the world, are hereby expressly waived in connection with the releases given in Paragraphs 4.1 and 4.2 above. The Settling Parties are each aware that said Section 1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Settling Parties acknowledge that they may hereafter discover theories of liability or facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the releases, but that it is their intention to fully and finally settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

5.General Provisions.

5.1.    The Settling Parties hereby agree to keep the terms of this Agreement confidential, except that this Agreement and its terms may be disclosed as necessary to the courts in the Delaware Action and the Scottsdale Actions, counsel, accountants, lenders, creditors, auditors, insurers, and regulators of the Settling Parties, or as otherwise required by law. If any Settling Party receives legal process that purports to require disclosure of the terms of this Agreement, the Settling Party receiving such process will resist it to the extent this may be done lawfully and in good faith and, within three (3) business days of receipt of the legal process or, if earlier, before responding to it, will notify the other Settling Party of service of same, unless prohibited by law from doing so.

5.2.    This Agreement may be executed in several counterparts, and all counterparts so executed shall together be deemed to constitute one complete agreement, and each such counterpart shall be deemed to be an original, binding the Settling Party subscribed thereto. This

Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

5.3.    This Agreement constitutes the final and complete agreement of the Settling Parties with respect to the matters covered by this Agreement and supersedes any prior written or oral understandings between the Settling Parties with respect to the matters covered by this Agreement.

5.4.    This Agreement may not be altered, modified, or amended, unless by agreement in writing executed by the Settling Parties hereto or their authorized representatives, nor any of its provisions waived, unless in writing by the Settling Party granting such waiver.

5.5.    Any dispute, claim or controversy arising out of or relating to this Agreement shall be governed by and interpreted, construed, and determined in accordance with the internal laws of the State of Delaware, without regard to its conflicts of law principles and the Settling Parties each agree to submit any such disputes exclusively to the Court of Chancery of the State of Delaware.

5.6.    This Agreement shall be deemed to have been jointly drafted and no provision of it shall be interpreted or construed for or against any Settling Party because such Settling Party purportedly prepared or requested such provision, any other provision, or this Agreement as a whole.

5.7.    The Settling Parties agree to cooperate fully and to execute any and all additional documents and take any and all additional actions as may be necessary and appropriate to give full force and effect to the terms and intent of this Agreement.

5.8.    Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

5.9.    Each Settling Party irrevocably binds itself and each of its current or former predecessors, partners, members, parents, subsidiaries, affiliates, directors, officers, employees, successors, assigns, heirs, legatees, executors, administrators, representatives, agents, insurers, attorneys and privies.

5.10.    Any notices required to be sent to Cardlytics under this Agreement, including for service of any lawsuit to enforce this Agreement, shall be sent via email to:

Robert R. Long ([ ])
CC: Cardlytics Legal Department ([ ])

5.11 Any notices required to be sent to Mr. Jain under this Agreement, including for service of any lawsuit to enforce this Agreement, shall be sent via email to:

Jenness E. Parker ([ ])

IN WITNESS WHEREOF, the Settling Parties have caused this Agreement to be duly executed on the date first written above.

Cardlytics, Inc.

/s/ David Evans	/s/ Jenness E. Parker
By: David Evans	SKADDEN, ARPS, SLATE,
Title: Chief Financial Officer	MEAGHER & FLOM LLP

Jenness E. Parker (ID No. 4659)
Lauren N. Rosenello (ID No. 5581)
Eric M. Holleran (ID No. 6824)
Brandon D. Walker (ID No. 7279)
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
[ ]
Attorneys for Plaintiff Amit Jain

Exhibit A
Invoice Amounts Received by Cardlytics Since July 9, 2026

Exhibit B
Payment Instructions

Exhibit C
Stipulation and [Proposed] Order of Dismissal with Prejudice